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                                                                    EXHIBIT 23.5




                       Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement of Hugoton Energy Corporation and Chesapeake Energy Corporation that is made a part of the Registration Statement (Form S-4 dated February 10, 1998) and Prospectus of Chesapeake Energy Corporation for the registration of 26,420,407 shares of its common stock, and to the incorporation by reference therein of our report dated February 7, 1997, with respect to the consolidated financial statements and schedules of Hugoton Energy Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                              /s/ ERNST & YOUNG LLP



Wichita, Kansas
February 9, 1998